ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION
                                     OF
                      CITADEL ENVIRONMENTAL GROUP, INC.
                    (SERIES AA CONVERTIBLE PREFERRED STOCK)
              (INCREASING NUMBER OF DESIGNATED SHARES TO 2,700,000)

     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST: The name of the Corporation is Citadel Environmental Group, Inc.

     SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series AA Convertible Preferred Stock." The number of shares of this series of Preferred Stock shall be 2,700,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     1. Dividend Provisions. No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Series AA Convertible Preferred Stock in an amount for each such share of Series AA Convertible Preferred aggregate amount of such dividends for all shares of Common Stock into which each such share of Series AA Convertible Preferred Stock could then be converted. Such dividends shall be payable only when, as, and if declared payable to holders of Common Stock by the Board of Directors and shall be noncumulative. In the event the Corporation shall declare a distribution (other than any distribution described above) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series AA Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series AA Convertible Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series AA Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.   Liquidation Preference.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series AA Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $1.50. If the assets and funds to be distributed among the holders of the Series AA Convertible Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the Series AA Convertible Preferred Stock in proportion to the aggregate preferential amount of all shares of Series AA Convertible Preferred Stock held by them. After payment has been made to the holders of the Series AA


Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to the holders of the Common Stock shall be distributed, among the holders of the Series AA Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each at the time of such liquidation (assuming conversion of all such Series AA Convertible Preferred Stock).

          (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

     3. Conversion. The Series AA Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

          (a) Option to Convert. Commencing as soon as the Corporation has sufficient authorized and unissued shares of its Common Stock available for all outstanding shares of Series AA Convertible Preferred Stock to be converted, holders of the Series AA Convertible Preferred Stock shall have the right to convert all or a portion of their shares into shares of Common Stock at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein.

          (b) Mechanics of Conversion. Upon the election of a holder of the Series AA Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series AA Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to common stock. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series AA Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

          (c) Conversion Ratio. Each share of Series AA Convertible Preferred Stock may be converted into thirty-six (36) fully paid and nonassessable shares of Common Stock (except as adjusted pursuant to paragraph 3(d) below). In the event that upon conversion of shares of Series AA Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

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

          (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a reverse stock split of the outstanding Common Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series AA Convertible Preferred Stock shall be proportionately adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

          (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA Convertible Preferred Stock against impairment.

          (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times use its best efforts to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series AA Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series AA Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series AA Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4. Status of Converted or Reacquired Stock. In case any shares of Series AA Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     5.  Voting Rights.

          (a) Each share of Series AA Convertible Preferred Stock shall entitles the holder to thirty-six (36) votes and with respect to each such vote, a holder of shares of Series AA Convertible Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class.

     6. Notices. Any notice required to be given to holders of shares of Series AA Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address.

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


     THIRD: Such Amendment was duly adopted by the Board of Directors of the Corporation on the 7th day of January 2000.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 7th day of January 2000.

                              CITADEL ENVIRONMENTAL GROUP, INC.


                              By:/s/ Buck Buxton


                                 Buck Buxton, President

ATTEST:



/s/ Cory J. Coppage
Cory J. Coppage, Secretary

STATE OF COLORADO     )
    CITY AND          ) ss.
COUNTY OF DENVER      )

     I, Virginia M. Anglada, a Notary Public, hereby certify that on the 7th day of January 2000, personally appeared before me Buck Buxton and Cory J. Coppage, who being by me first duly sworn, declared that they signed the foregoing document as President and Secretary, respectively, of the corporation named therein and that they were above the age of eighteen years and that the statements contained herein are true and correct to the best of their knowledge and belief.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                              /s/ Virginia M. Anglada
                              Notary Public

                              My Commission Expires: 4/21/2002











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